Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 (File No. 333-______) of our report dated June 28, 2019, relating to the consolidated financial statements of Ammo, Inc. appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts”, in such Registration Statement.

/S/ KWCO, PC
KWCO, PC
Odessa, Texas 79762
March 4, 2020